EXHIBIT 10.04

Rodney Allen McCowan

July 9, 2007

Dear Rod:

In an effort to assist you with your transition and to ensure an amicable and smooth separation, and contingent upon your acceptance of the terms and conditions of this Severance & General Release Agreement (the “Agreement”), VeriSign, Inc. (“VeriSign” or the “Company”) hereby offers you the package described below.

1. Termination Date. This Severance & General Release Agreement (the “Agreement”) confirms that your employment with VeriSign was terminated effective as of June 30, 2007 (the “Termination Date”).

2. Severance from VeriSign. In consideration for the covenants and promises herein and provided you accept and remain in compliance with the terms and conditions of this Agreement, you will be provided with the following benefits:

2.1 Annual Base Salary. VeriSign will pay you a severance in the total amount of Three Hundred Sixty Thousand Dollars ($360,000) (the “Severance Payment”), which shall be payable in two installments, as described below.

VeriSign will pay you the first installment of the Severance Payment, which shall be in the amount of Two Hundred Forty-One Thousand Two Hundred Dollars ($241,200) within thirty days of the Effective Date of this Agreement, provided you are then in full compliance with your obligations under this Agreement. For the purposes of this Agreement, “Effective Date” means the eighth day after you return the signed Agreement to VeriSign, provided you return the signed Agreement before the Acceptance Expiration Date and then do not revoke your acceptance of this Agreement during the Revocation Period (defined at Section 3.2 below). For the purposes of this Agreement, the “Acceptance Expiration Date” means the date that is twenty-two days after the date on which VeriSign provides this Agreement to you.

VeriSign will pay you the second installment of the Severance Payment, which shall be in the amount of One Hundred Eighteen Thousand Eight Hundred Dollars ($118,800) on the one year anniversary of the Termination Date, provided that you are then in full compliance with your obligations under this Agreement, including without limitation your obligations under Section 7 and 8 of this Agreement. VeriSign agrees to act in good faith when determining whether you have complied with your obligations under this Agreement. If VeriSign determines that you have not complied with your obligations under this Agreement and consequently withholds payment of the second installment of Severance Payment then you may challenge such decision in an arbitration proceeding in

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accordance with Section 12.2 below. The losing party in such arbitration proceeding shall pay the prevailing party’s reasonable attorneys’ fees incurred in connection with such arbitration.

You agree that the Severance Payment is not required under the Company’s normal policies and procedures, and is provided as a severance solely in connection with this Agreement, and that you are not entitled to any payments from the Company or the other persons and entities released by this Agreement other than as set forth in this Agreement.

2.2 Annual Bonus. VeriSign will pay you a portion of your bonus for 2007 in the amount of One Hundred Twenty-Six Thousand Dollars ($126,000) (the “2007 Bonus”). Payment of the 2007 Bonus will be contingent upon your full compliance with your obligations under this Agreement, including without limitation your obligations under Sections 7 and 8 below of this Agreement.

The payment of the 2007 Bonus will be made to you at the time that VeriSign issues 2007 bonuses to its employees, which will be no later than March 15, 2008.

If VeriSign determines that you have not complied with your obligations under this Agreement and consequently withholds payment of the 2007 Bonus then you may challenge such decision in an arbitration proceeding in accordance with Section 12.2 below. The losing party in such arbitration proceeding shall pay the prevailing party’s reasonable attorneys’ fees incurred in connection with such arbitration.

2.3 COBRA Premiums. VeriSign also will make a payment to you within thirty (30) days of the Effective Date in the amount of Fourteen Thousand Six Hundred Dollars ($14,600) which is the equivalent of Twelve (12) months’ of COBRA premiums (consistent with your current coverage levels). You will need to apply for COBRA if you would like to extend your benefits coverage beyond the Termination Date.

2.4 Life Insurance. In addition, within thirty (30) days of the Effective Date, VeriSign will provide you with a payment in the amount of One Thousand Five Hundred Sixty-Seven and 56/100 Dollars ($1,567.56), which is the equivalent of Twelve (12) months’ of life insurance premiums (consistent with your current coverage levels). You will need to contact your life insurance provider if you want to maintain your life insurance policy beyond the Termination Date.

2.5 Executive Outplacement Services. Within thirty (30) days of the Effective Date, VeriSign will provide you with a payment in the amount of Seven Thousand Five Hundred Dollars ($7,500), which is intended for your use toward outplacement services.

2.6 Release From Repayment Of Sign-On Bonus. VeriSign will not seek reimbursement from you of the Fifty Thousand Dollar ($50,000) sign-on bonus that it paid to you upon the commencement of your employment.

2.7 Stock Options and RSU’s. For the purpose of clarification, all VeriSign stock options and restricted stock units (“RSU’s”) that were granted to you by the Company will be unvested as of the Termination Date and will not vest after the Termination Date.

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In accordance with the VeriSign, Inc. 2006 Equity Incentive Plan, you will not be able to exercise any of such unvested VeriSign stock options and unvested RSU’s and such stock options and RSU’s will revert to VeriSign upon the termination of your employment.

2.8 Business Expense Reimbursements. Please submit any expense reports you may have for travel or business related expenses that you incurred during your employment with VeriSign for reimbursement within thirty (30) days after the Termination Date. All valid expense reports that are properly submitted will be paid on the regular expense cycle, subject to the terms and conditions of the VeriSign Travel and Expense Reimbursement Policy (the “Expense Reimbursement Policy”).

2.9 Full Payment. On or around the Termination Date, you will receive your final salary payment and payment for any hours of Paid Time Off (“PTO”) that you may have accrued but not used as of the Termination Date. Except as expressly stated above, you shall not be entitled to any other or further compensation, remuneration, reimbursement payments, options, stock, or other equity issue of or from VeriSign or any VeriSign Party (defined at Section 3 below). By executing this Agreement, you are acknowledging and agreeing that, once the above noted payments have been made, you will have received all payments from VeriSign for the work you have performed for VeriSign or any VeriSign Party and acknowledge and agree that VeriSign and the VeriSign Parties do not owe you any more money, compensation or benefits for any hours you worked through the Termination Date or under any and all other severance, change of control or other agreements that you may have or have had with the Company, any of its subsidiaries, affiliates or joint ventures, whether written, oral or implied.

2.10 Change of Control. Upon a Change of Control of the Company, all of the payments set forth above in this Section 2 which are to be made to you under this Agreement but which have not been paid to you as of the Change of Control shall become immediately due and payable, provided that at that time you are in full compliance with your obligations under this Agreement. For the purposes of this Agreement, “Change of Control” means: (i) a sale of all or substantially all the assets of the Company, or (ii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed. Notwithstanding the foregoing, Change of Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the VeriSign Board of Directors acting in good faith without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

If VeriSign determines that you have not complied with your obligations under this Agreement and consequently withholds any payments to you that would otherwise be due to you in connection with a Change of Control as described above then you may challenge such decision in an arbitration proceeding in accordance with Section 12.2 below. The losing party in such arbitration proceeding shall pay the prevailing party’s reasonable attorneys’ fees incurred in connection with such arbitration.

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3. Release of Claims. In consideration for the above benefits and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, your signature below indicates your agreement as follows:

3.1 General Release. In keeping with our intent to allow for an amicable separation, and as part of our accord, and deeming this Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, you agree to and hereby do, for yourself and for each of your heirs, executors, administrators and assigns, forever and irrevocably fully release and discharge VeriSign (including any subsidiary or affiliated entities, or any joint ventures to which VeriSign or any of its subsidiaries is a party and all of their respective officers, directors, employees, agents, insurance carriers, auditors, accountants, attorneys, representatives, shareholders, predecessors, successors, purchasers, assigns, and representatives) (collectively the “VeriSign Parties”) from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which you now have, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction that occurred before or as of the Termination Date, including but not limited to your employment with VeriSign and your separation from VeriSign. This is a General Release. This General Release is a material inducement for the Company to enter into this Agreement. You expressly acknowledge that this General Release includes, but is not limited to, your release of any tort and contract claims, arbitration claims, claims under any local, state or federal law, wage and hour law, wage collection law or labor relations law, and any claims of discrimination or harassment on the basis of age, race, sex, sexual orientation, religion, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination or retaliation, and any claims under the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination In Employment Act (the “ADEA”) (29 U.S.C. §§ 621 et seq.), Executive Order 11141, the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Equal Pay Act of 1963, 29 U.S.C 206 and any other claim under any law prohibiting employment discrimination, harassment or relating to employment, including without limitation any applicable state law counterpart of any of the foregoing, including the California Fair Employment and Housing Act, the California Family Rights Act and claims under the California Labor Code. This General Release also includes, without limitation, your release of all claims for wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, slander or any other claims related to your relationship with any VeriSign Parties.

You hereby knowingly waive any and all rights you have or may have under Section 1542 of the California Civil Code. Section 1542 provides as follows:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding Section 1542 of the Civil Code of California, you expressly consent that this Agreement shall be given full force and effect according to each and all of its expressed terms and provisions, including as well those relating to unknown claims, charges, demands, suits, actions, causes of action and debts, if any. You acknowledge that you understand the significance and consequence of this specific waiver of Section 1542. You understand that this Agreement is not an admission of liability under any statute or otherwise by VeriSign, and that VeriSign does not admit but denies any violation of your legal rights.

You represent that you are not aware of any possible claims by you other than the claims that you have waived and released by this Agreement. You acknowledge that you have been advised of your right to consult with legal counsel and expressly agree to waive any rights you may have to any claims, whether the facts or basis for any cause of action are known or unknown as of the Effective Date of this Agreement, and acknowledge such waiver under any common law principle or statute which may govern waivers of such claims. You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against VeriSign or any VeriSign Party, and that if, unbeknownst to you, such a complaint, charge or lawsuit has been filed on your behalf, you will immediately cause it to be withdrawn and dismissed. You further represent that you have no known workplace injuries or occupational diseases.

You also represent that you do not intend to bring any claims on behalf of any other person or entity against VeriSign or any other VeriSign Party. You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against VeriSign and/or any VeriSign Party, unless under a government agency request, subpoena or other court order to do so. You further agree both to immediately notify VeriSign upon receipt of any court order, subpoena, document or any legal discovery device that requests your involvement in any way in any legal matter concerning VeriSign or that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to VeriSign’s General Counsel in accordance with Section 12.7 below.

The only claims that this Agreement does not release are: (i) a claim to enforce this Agreement subject to the terms and conditions of this Agreement; (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (iii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; or (iv) the right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided however that you do release the right to secure any

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damages for alleged discriminatory treatment. You hereby promise that you will not pursue any claim that you have settled by this Agreement. You agree that if you break this promise, you will pay all of VeriSign’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims.

3.2 OWBPA Notice. In accordance with the Older Workers Benefit Protection Act, you acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act and that this waiver and release are knowing and voluntary. You further acknowledge that: (i) this Agreement is written in a manner that is understandable to you; (ii) the waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which you sign this Agreement; (iii) this Agreement provides for consideration in addition to anything of value to which you are already entitled; (iv) you are advised that you may consult with an attorney prior to executing this Agreement; (v) you have been granted twenty-one (21) days after being presented with this Agreement to decide whether or not to sign it and that if you sign this Agreement before the expiration of such period you do so voluntarily after having had the opportunity to consult with an attorney and hereby waive the remainder of the twenty-one (21) days period; (vi) any changes to this Agreement, whether material or immaterial, will not re-start the running of the twenty-one (21) day acceptance period; (vii) you have seven (7) calendar days following the date you return the signed Agreement to revoke your acceptance of this Agreement (the “Revocation Period”); and (viii) this Agreement shall not be effective until the Revocation Period has expired.

You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled and is not an employment benefit. You acknowledge that the amounts to be paid by VeriSign under this Agreement are adequate consideration for your execution of this Agreement and for any and all outstanding obligations that may be owed to you by VeriSign.

3.3 Cooperation. You agree to make yourself available upon reasonable notice from VeriSign or its attorneys to provide testimony through declarations, affidavits, depositions or at a hearing or trial, and to work with VeriSign in preparation for such event, and to cooperate with any other reasonable request by VeriSign in connection with the defense or prosecution of any lawsuit to which a VeriSign Company is a party currently pending or filed after the Termination Date. For the purposes of this Agreement, the term “VeriSign Company” means VeriSign, Inc., its subsidiaries and any joint ventures to which VeriSign or its subsidiaries are a party. If VeriSign so requests your cooperation in connection with any legal matter then VeriSign agrees to pay for any reasonable expenses, such as economy class airfare or lodging, that you incur in connection with assisting VeriSign, provided you notify VeriSign in advance of what your reasonable expenses are expected to be and receive prior written approval from VeriSign for such expenses.

4. Return of Company Property. You agree to return to VeriSign either on the Termination Date or on any other date agreed to by VeriSign any and all property of VeriSign, including without limitation your computer, your ID badge and any other property or equipment issued to you by VeriSign, files, correspondences, notes, notebooks, reports, plans, business

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plans, financial documents and any other documents prepared for or by VeriSign concerning the Company or the Company’s customers, employees, products, services, technology, processes or strategies, including copies of all original documents.

5. Ongoing Confidentiality Obligations. You agree to keep confidential and not to use any trade secret, confidential business or proprietary information which you acquired during your employment with VeriSign, including, but not limited to, any marketing, finance, business, legal, technical, or sales information, plans, or strategies related to any VeriSign Company or any of their respective customers. This is intended to cover any information of a nature not normally disclosed by VeriSign to the general public. You agree that every term of this Agreement, including, but not limited to, the fact that an agreement has been reached and the amounts to be paid under this Agreement, shall be treated by you as strictly confidential, and expressly covenant not to display, publish, disseminate, or disclose the terms of this Agreement to any person or entity other than your immediate family members, your attorneys or your tax advisors and you agree to instruct them to keep the terms of this Agreement confidential. You also agree that the VeriSign Assignment of Invention, Nondisclosure And Nonsolicitation Agreement (the “VeriSign Confidentiality Agreement”) that you signed on October 10, 2006 remains in full force and effect in accordance with its terms.

6. Nondisparagement / No Unauthorized Public Statements. You agree to refrain from making any derogatory, disparaging or defamatory remarks, statements or communications about any VeriSign Party or concerning any products or services being developed, marketed or sold by any VeriSign Company. You further agree that you will not make any public statement about VeriSign or any other VeriSign Party without the advance written approval of VeriSign’s Chief Executive Officer.

VeriSign agrees that neither the Chief Executive Officer of the Company, any member of the Board of Directors, any Executive Vice President of the Company nor any Senior Vice President who reports directly to the Chief Executive Officer of the Company shall make any derogatory, disparaging or defamatory remarks, statements or communications about you.

7. Non-solicitation.

7.1 Nonsolicitation of Employees and Consultants. During the term of your employment with VeriSign and for twelve (12) months after the Termination Date, you agree that you will not directly or indirectly solicit, encourage or induce, or attempt to solicit, encourage or induce, any employee or consultant of a VeriSign Company to terminate his/her employment or consulting relationship with such VeriSign Company. For the purpose of clarification, this Agreement does not prohibit you at any time from hiring or otherwise engaging the services of any individual who, on their own initiative, responds to an employment advertisement or otherwise takes the initiative to seek an employment or consulting opportunity with you.

7.2 Nonsolicitation of Customers. For twelve (12) months after the Termination Date, you agree that you will not directly or indirectly:

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(i) contact or solicit business from any customer (including any prospective customer) of any VeriSign Company for the purpose of attempting to sell, license or otherwise provide to such customer (or prospective customer) any Restricted Products or Services (defined below); or

(ii) interfere or attempt to interfere with the relationship or prospective relationship of any VeriSign Company with any person or entity that is or is expected to become a customer of a VeriSign Company.

For the purposes of this Agreement, “Restricted Products or Services” means any product or service that is similar to or competes with any product or service that any VeriSign Company was developing, providing, selling, licensing, marketing or distributing to customers or potential customers as of the Termination Date.

8. Noncompete. In light of your continued knowledge of confidential and proprietary information and trade secrets of VeriSign, and acknowledging that it would be difficult for you to accept employment competitive with VeriSign without the risk of use or disclosure of confidential and proprietary information and trade secrets of the company, however inadvertent, you agree that, during the term of your employment with VeriSign and for twelve (12) months after the Termination Date, you will not, in any county, state, country or other jurisdiction in which any VeriSign Company does business or, as of the Termination Date, is planning to do business:

(i) directly or indirectly, alone or with others, engage in any Restricted Business (as defined below);

(ii) be or become a director, officer, stockholder, owner, co-owner, partner, member, trustee, promoter, founder, employee, agent, representative, distributor, reseller, sublicensor, investor, lender, consultant, contractor, advisor or manager of or to, or otherwise acquire or hold any interest in any person or entity that engages in a Restricted Business;

(iii) permit your name to be used in connection with a business that is a Restricted Business; or

(iv) directly or indirectly, alone or with others, interfere with any business of a VeriSign Company;

provided, however, that nothing in this Section 8 will prevent you from (A) owning a passive investment of less than one percent (1%) of the outstanding shares of the capital stock of a publicly-held corporation if you are not otherwise associated, directly or indirectly, with such corporation or any affiliate company of such corporation; (B) owning as a passive investment less than one percent (1%) of the equity interests in any venture capital fund in which you are solely a passive investor and are not a principal, partner, advisor or other service provider for such venture capital fund; or (C) serving as an employee or consultant to any VeriSign Company.

For the purposes of this Agreement, “Restricted Business” means any company or entity which is engaged in the following lines of business: domain name services, SSL security

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services, managed security services, PKI services, network consumer authentication services, content delivery network services, messaging services and activities related to such lines of business.

9. Employee Acknowledgement. You acknowledge that VeriSign’s agreement to pay you the amounts stated in this Agreement is contingent upon your agreement to comply with your obligations under this Agreement. You further agree that if it is determined through binding arbitration pursuant to Section 12.2 below that you have breached any term of this Agreement in any significant respect, then the Company may: (i) require that you repay to VeriSign any payment made to you pursuant to this Agreement; and (ii) may refuse to make any further payments to you that otherwise would be made to you under this Agreement. You agree that the restrictions imposed upon you in this Agreement are as narrow in scope as is consistent with the protection of the Company’s legitimate interest in the protection of its confidential information and proprietary information and trade secrets.

10. No Assignment. You represent that no portion of any claims or rights that you have released and no portion of any recovery or settlement to which you may be entitled has been assigned or transferred to any other person, firm, corporation or other entity not a party to this Agreement in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against any VeriSign Party because of any such purported assignment, subrogation or transfer, you agree to indemnify and hold harmless the VeriSign Party against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

11. Employment Inquiries. If you need to have the dates of your employment with VeriSign confirmed for any prospective or future employer, you agree to direct such inquiries to the attention of VeriSign’s Chief Executive Officer. In accordance with Company policy, in response to any such inquiries the Chief Executive Officer will provide any such future or prospective employer only the following information about you: (i) the dates of your employment with VeriSign; and (ii) the title you held while you were employed by VeriSign.

12. General.

12.1 Governing Law. This Agreement shall be governed by the laws of California without regard to conflicts of law principles.

12.2 Arbitration. All controversies, claims and disputes arising out of or relating to this Agreement or your separation from the Company, including without limitation any alleged violation of the terms of this Agreement, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco, California, in accordance with the Employment Dispute Resolution Rules of the Judicial Arbitration and Mediation Services (“JAMS”). The arbitration shall be commenced by filing a demand for arbitration with JAMS within fourteen (14) days after the filing party has given written notice of such breach to the other party. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 4, 5, 7 or 8 and that in the event of any such failure, an aggrieved person will be

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irreparably damaged and will not have adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 4, 5, 7 or 8 of this Agreement, none of the parties hereto shall raise the defense that there is no adequate remedy at law.

12.3 Severability. Should any provision of this Agreement be declared or determined by an arbitrator or court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

12.4 Taxes. All payments stated in this Agreement will be subject to applicable tax withholdings and other deductions. To the extent any taxes may be payable for the payments and benefits provided to you by this Agreement beyond those withheld by the Company, you agree to pay them yourself and to indemnify and hold the Company and other persons and entities released by this Agreement harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by you to make required payments.

12.5 Construction. The subject headings in this Agreement are for convenience purposes only and do not affect the interpretation of this Agreement. It is agreed that any legal rule to the effect that ambiguities ought to be resolved against the drafting party shall not apply to any interpretation of this Agreement.

12.6 Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. This Agreement may be signed via facsimile.

12.7 Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by overnight courier, addressed as follows:

(a) If to the Company:

VeriSign, Inc.

Attention: General Counsel

21351 Ridgetop Circle

Dulles, Virginia 20166

(b) If to you to:

Attention: Rodney A. McCowan

367 Santana Heights #3108

San Jose, California 95128

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12.8 Entire Agreement. You and the Company agree that, except as expressly specified below in this Section 12.8, you each are not relying on any representations, promises or agreements other than those set forth in this Agreement which contains the entire agreement between you and VeriSign and supersedes all prior or contemporaneous agreements or understandings between you and VeriSign, or any entity that has been acquired by VeriSign, on the subject matters of this Agreement, except this Agreement does not supersede the VeriSign Confidentiality Agreement.

12.9 Amendments. No changes to this Agreement will be valid unless the change is in writing, is signed by both you and VeriSign’s Chief Executive Officer and specifically states that it is amending this Agreement.

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Please read this Agreement carefully. We will hold this offer open for twenty-one (21) days. To accept this Agreement, you will need to sign below where indicated in front of a witness, have the witness sign where indicated and then return the signed Agreement to VeriSign’s General Counsel at the address stated in Section 12.7(a) above either on or before the Acceptance Expiration Date. VeriSign will have no obligations to you under this Agreement if you do not sign it and return it before the Acceptance Expiration Date or if you revoke your acceptance of this Agreement during the Revocation Period. If, during the Revocation Period, you decide that you would like to revoke your acceptance of this Agreement then revocation must be made by delivering written notice of your revocation to Attention: General Counsel, VeriSign, Inc., 21351 Ridgetop Circle, Dulles, Virginia 20166, and must be received no later than the seventh day after you return the signed Agreement. You may keep the enclosed duplicate copy of this Agreement for your records.

Your signature below will indicate that you are entering into this Agreement freely and with a full understanding of its terms and that you are committing to comply with all of the obligations imposed upon you by this Agreement.

If you have any questions, please feel free to contact me.

Very truly yours, On behalf of VeriSign, Inc.

/S/ WILLIAM A. ROPER
William A. Roper Chief Executive Officer

I, RODNEY A. MCCOWAN, HAVE READ AND UNDERSTAND THIS AGREEMENT, AND I ENTER INTO IT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS EFFECT. I UNDERSTAND THAT ALL REFERENCES IN THIS AGREEMENT TO “YOU” ARE REFERENCES TO ME, RODNEY A. MCCOWAN. THE EXECUTION, DELIVERY AND PERFORMANCE OF THIS AGREEMENT BY ME WILL NOT CONFLICT WITH, BREACH, OR VIOLATE OR CAUSE A DEFAULT UNDER ANY AGREEMENT CONTRACT OR INSTRUMENT TO WHICH I AM SUBJECT.

/S/ RODNEY A. MCCOWAN	7/20/07
Signature	Date

/s/ WITNESS	7/20/07
Witness	Date

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